SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




Date of Report:  May 25, 2007               Commission File No. 0-8788




                         DELTA NATURAL GAS COMPANY, INC.
             (Exact name of registrant as specified in its charter)



            KENTUCKY                                        61-0458329
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


             3617 Lexington Road
             Winchester, Kentucky                            40391
(Address of principal executive offices)                  (Zip Code)



       Registrant's telephone number, including area code (859) 744-6171.






INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On May 25, 2007, Delta Natural Gas Company, Inc.'s Board of Directors approved the appointment of John B. Brown to the position of Chief Financial Officer, Treasurer and Secretary. Mr. Brown was appointed to serve until November 15, 2007, at which time Delta's Board will consider the re-appointment of all its officers. Mr. Brown replaces John F. Hall, Delta's former Vice President - Finance, Secretary and Treasurer, who died on April 30, 2007. Effective June 1, 2007, Mr. Brown's annual salary was increased from $143,000 to $155,000. There were no other changes made in Mr. Brown's compensation, employee benefits or in his existing Officer Agreement.

     Mr. Brown, who is a Certified Public Accountant, is 40 years of age. He has been employed by Delta since 1995. He was appointed Controller in 1999, Vice President - Controller and Assistant Secretary in 2005, and to the additional position of Acting Chief Financial Officer in February, 2007.


Item 8.01.  Other Events and Regulation FD Disclosure

     On April 25, 2007, Delta reported that on April 20, 2007, it filed a request for increased rates with the Kentucky Public Service Commission. This general rate case, Case No. 2007-00089, requested an annual revenue increase of approximately $5,641,000, an increase of 9.2%. The test year for the case was the twelve months ended December 31, 2006. The increased rates were requested to become effective May 20, 2007.

     The Kentucky Public Service Commission suspended the implementation of the proposed new rates until October 20, 2007, during which time Delta's filing will be reviewed and the reasonableness of the proposed rates will be considered. A public hearing was set for October 3, 2007 for the purpose of cross-examination of witnesses of Delta and any intervenors.





                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                  DELTA NATURAL GAS COMPANY, INC.
                                           (Registrant)



                                  By___/s/Glenn R. Jennings___________
                                          Glenn R. Jennings
                                          Chairman of the Board,
                                          President and Chief
                                          Executive Officer
                                             (Signature)

Date:  May 25, 2007